Exhibit 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. ANNOUNCES PRICING OF

COMMON STOCK OFFERING

THE WOODLANDS, TX — May 3, 2016 — Sterling Construction Company, Inc. (Nasdaq GS: STRL) (the “Company” or “Sterling”) today announced the pricing of its public offering of 4,500,000 shares of its common stock at $4.00 per share. Sterling has granted the underwriters a 30-day option to purchase up to an additional 675,000 shares of common stock to cover over-allotments, if any.

Mr. Paul Varello, Sterling’s CEO, intends to purchase $500,000 of common stock in this offering at the public offering price.

The Company intends to use the net proceeds of the offering for working capital, to repay indebtedness outstanding under the revolving loan portion of its equipment-based credit facility and for general corporate purposes.

D.A. Davidson & Co. is serving as lead managing underwriter of the offering. When available, copies of the final prospectus may be obtained at the SEC’s website at http://www.sec.gov, from D.A. Davidson & Co. at 8 Third Street North, Great Falls, MT 59401 or by calling (800) 332-5915.

The securities described above are being offered by the Company pursuant to a shelf registration statement which was filed with the Securities and Exchange Commission on April 4, 2014 and became effective on April 29, 2014. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The completion of the offering is subject to customary closing conditions.

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure projects in Texas, Utah, Nevada, Colorado, Arizona, California, Hawaii, and other states where there are construction opportunities. Its transportation infrastructure projects include highways, roads, bridges, airfields and light rail. Its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including the failure to close the offering, overall economic and market conditions, our ability to successfully integrate acquired businesses and realize the anticipated benefits of those acquisitions, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions, whether as a result of new information, future events or otherwise.

Contact:	Investor Relations Counsel:
Sterling Construction Company, Inc.	The Equity Group Inc.
Jennifer Maxwell Director of Investor Relations	Fred Buonocore 212-836-9607 Linda Latman 212-836-9609